ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
ZIONS BANCORPORATION

Pursuant to the provisions of Sections 16-10a-1001, et seq., Utah Code Annotated, as amended, ZIONS BANCORPORATION (the “Corporation”) hereby adopts these Articles of Amendment to its Restated Articles of Incorporation:

1)           The name of the Corporation is ZIONS BANCORPORATION.

2)           By this amendment (the “Amendment”), Section 1 of Article VIII of the Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE VIII

Section 1.  Authorized Shares.  The aggregate number of shares of capital stock which this Corporation shall have authority to issue is 354,400,000, divided into two classes as follows:

(A)	350,000,000 shares of Common Stock, without par value, which shares shall be entitled to one vote per share; and

(B)	4,400,000 shares of Preferred Stock, without par value.

The Board of Directors of this Corporation is expressly vested with the authority to determine, with respect to any class of Preferred Stock, the dividend rights (including rights as to cumulative, noncumulative or partially cumulative dividends) and preferences, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any such class of Preferred Stock.  As to any series of Preferred Stock, the Board of Directors is authorized to determine the number of shares constituting such series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

The Board of Directors of this Corporation is expressly vested with the authority to divide the above-described class of Preferred Stock into series and to fix and determine the variations in the relative rights and preferences of the shares of Preferred Stock of any series so established, including, without limitation, the following:

(i)	the rate of dividend;

(ii)	the price at and the terms and conditions on which shares may be redeemed;

(iii)	the amount payable upon shares in event of involuntary liquidation;

(iv)	the amount payable upon shares in event of voluntary liquidation;

(v)	sinking fund provisions for the redemption or purchase of shares;

(vi)	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

(vii)	such other variations in the relative rights and preferences of such shares which at the time of the establishment of such series are not prohibited by law.

3)           The date of the adoption of the Amendment by the shareholders of the Corporation was May 28, 2010.

4)           As of March 24, 2010, the record date of the meeting of shareholders at which the Amendment was approved, there were outstanding 158,136,657 shares of the Corporation’s Common Stock, without par value, the only class of shares of the Corporation entitled to vote and to be counted with respect to the adoption of the Amendment, each share of which was entitled to one (1) vote on the adoption of the Amendment.

5)           The number of votes indisputably represented at the meeting of shareholders at which the Amendment was adopted was 132,298,088, and the number of votes cast for the adoption of the Amendment was 86,095,488, the number of votes cast against the adoption of the Amendment was 25,831,482, and the number of votes abstaining from voting on the Amendment was 20,371,118.  The number of votes cast for the adoption of the Amendment was sufficient under the Corporation’s Restated Articles of Incorporation and applicable law for the approval of the Amendment.

The undersigned does hereby acknowledge, under penalties of perjury, that this document is the act and deed of the Corporation, and that the facts herein stated are true.

DATED this 1st day of June 2010.

ZIONS BANCORPORATION

By:  /s/ Thomas E. Laursen
Thomas E. Laursen
Its Secretary